UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

                UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. )*


                          TERA COMPUTER COMPANY
                            (Name of Issuer)


                      Common Stock, $.01 par value
                     (Title of Class of Securities)


                              88076P108
                           (CUSIP Number)

                             June 21, 1999
        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PAGE 1 OF 10 PAGES
                                  SCHEDULE 13G

CUSIP NO. 88076P108                                   PAGE 2 OF 10 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Advantage Fund II Ltd.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTIN,G
       PERSON                      784,233
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                   784,233
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  784,233
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.3%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -
                                  SCHEDULE 13G

CUSIP NO. 88076P108                                   PAGE 3 OF 10 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Genesee Fund Limited - Portfolio B
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                      543,897
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                   543,897
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  543,897
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.3%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -

                                  SCHEDULE 13G

CUSIP NO. 88076P108                                   PAGE 4 OF 10 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Genesee International, Inc.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                     1,328,130
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                  1,328,130
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,328,130
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.6%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -
                                  SCHEDULE 13G

CUSIP NO. 88076P108                                   PAGE 5 OF 10 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Donald R. Morken
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                     1,328,130
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                  1,328,130
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,328,130
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.6%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -

                                  SCHEDULE 13G

CUSIP NO. 88076P108                                   PAGE 6 OF 10 PAGES

Item 1.           Name and Address of Issuer:

                  Tera Computer Company
                  411 First Avenue South
                  Suite 600
                  Seattle, Washington  98104

Item 2.           (a)      Names of Persons Filing:

                           Advantage Fund II Ltd. ("Advantage")
                           Genesee Fund - Limited Portfolio B ("Genesee Fund") Genesee International, Inc. ("Genesee
                              International")
                           Donald R. Morken ("Mr. Morken")

                  (b)      Address of Principal Business Office:

                           Advantage:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

                           Genesee Fund:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

                           Genesee International:

                           CITCO Building
                           Wickhams Cay
                           P.O. Box 662
                           Road Town
                           Tortola, British Virgin Islands

                           Mr. Morken:

                           10500 N.E. 8th Street
                           Suite 1920
                           Bellevue, Washington  98004-4332

                   (c)     Place of Organization or Citizenship:

                           Advantage:  British Virgin Islands
                           Genesee Fund:  British Virgin Islands
                           Genesee International:  Delaware
                           Mr. Morken:  citizen of the United States

                   (d)     Title of Class of Securities:

                           Common Stock, $.01 par value

                   (e)     CUSIP Number:

                           88076P108
                                  SCHEDULE 13G

CUSIP NO. 88076P108                                   PAGE 7 OF 10 PAGES

Item 3. This statement is filed pursuant to Rule 13d-1(c) by Advantage, Genesee Fund, Genesee International, and Mr. Morken.


Item 4.           Ownership:

                  (a) Amount Beneficially Owned by Advantage, Genesee Fund, Genesee International, and Mr. Morken:

                         Advantage:              	784,233
                         Genesee Fund:           	543,897
                         Genesee International:  	1,328,130
                         Mr. Morken:             	1,328,130

                  (b)    Percent of Class:

                         Advantage:                  	3.3%
                         Genesee Fund:               	2.3%
                         Genesee International:      	5.6%
                         Mr. Morken:                 	5.6%

The Issuer advised Genesee International that
23,778,546 shares of Common Stock were outstanding as of June 21, 1999. This amount was used to determine the percentages of outstanding shares of Common Stock reported in this statement.

                  (c)    Number of Shares as to which the Person has:

                         (i)     sole power to vote or to direct
                                 the vote

                         Advantage:                	-0-
                         Genesee Fund:             	-0-
                         Genesee International:    	-0-
                         Mr. Morken:               	-0-

                         (ii)    shared power to vote or to
                                 direct the vote

                         Advantage:              	784,233
                         Genesee Fund:           	543,897
                         Genesee International:  	1,328,130
                         Mr. Morken:             	1,328,130

                         (iii)   sole power to dispose or to
                                 direct the disposition of

                         Advantage:                	-0-
                         Genesee Fund:             	-0-
                         Genesee International:    	-0-
                         Mr. Morken:               	-0-
                                  SCHEDULE 13G

CUSIP NO. 88076P108                                   PAGE 8 OF 10 PAGES

                         (iv)    shared power to dispose or to
                                 direct the disposition of

                         Advantage:              	784,233
                         Genesee Fund:           	543,897
                         Genesee International:  	1,328,130
                         Mr. Morken:             	1,328,130

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable


Item 8.           Identification and Classification of Members of the Group:

                  Not applicable


Item 9.           Notice of Dissolution of Group:

                  Not applicable


Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Exhibits:

     1. Joint Filing Agreement, dated as of June 30, 1999, among Advantage, Genesee Fund, Genesee International, and Mr. Morken.

                                  SCHEDULE 13G

CUSIP NO. 88076P108                                   PAGE 9 OF 10 PAGES

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                ADVANTAGE FUND II LTD.

                                By:  INTER CARIBBEAN
                                       SERVICES LTD., Director



                                     By: /s/ W.R. Weber
                                     Name:  W.R. Weber
                                     Title:  Attorney-in-fact



                                     By: /s/ Declan Quilligan
                                     Name:  Declan Quilligan
                                     Title:  Assistant Secretary
Dated:  June 30, 1999


                                GENESEE FUND LIMITED - PORTFOLIO B

                                By:  INTER CARIBBEAN
                                       SERVICES LTD., Director



                                     By: /s/ W.R. Weber
                                     Name:  W.R. Weber
                                     Title:  Attorney-in-fact



                                     By: /s/ Declan Quilligan
                                     Name:  Declan Quilligan
                                     Title:  Assistant Secretary
Dated:  June 30, 1999


                                GENESEE INTERNATIONAL, INC.



                                By: /s/ Donald R. Morken
                                Name: Donald R. Morken
                                Title:  President
Dated:  June 30, 1999




                                /s/ Donald R. Morken
                                Donald R. Morken
Dated:  June 30, 1999

                                  SCHEDULE 13G

CUSIP NO. 88076P108                                   PAGE 10 OF 10 PAGES

                                                            Exhibit 1
                                                            ---------

                             JOINT FILING AGREEMENT
                             ----------------------

          This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership of the undersigned of shares of Common Stock, $.01 par value, of Tera Computer Company, a Washington corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  as of June 30, 1999

                                ADVANTAGE FUND II LTD.

                                By:  INTER CARIBBEAN
                                       SERVICES LTD., Director



                                     By: /s/ W.R. Weber
                                     Name:  W.R. Weber
                                     Title:  Attorney-in-fact



                                     By: /s/ Declan Quilligan
                                     Name:  Declan Quilligan
                                     Title:  Assistant Secretary



                                GENESEE FUND LIMITED - PORTFOLIO B

                                By:  INTER CARIBBEAN
                                       SERVICES LTD., Director



                                     By: /s/ W.R. Weber
                                     Name:  W.R. Weber
                                     Title:  Attorney-in-fact



                                     By: /s/ Declan Quilligan
                                     Name:  Declan Quilligan
                                     Title:  Assistant Secretary



                                GENESEE INTERNATIONAL, INC.



                                By: /s/ Donald R. Morken
                                Name: Donald R. Morken
                                Title:  President




                                /s/ Donald R. Morken
                                Donald R. Morken